EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation of our report dated April 20, 2020, with respect to the combined statements of revenues and direct operating expenses (the “financial statements”) of properties acquired by Elysium Energy, L.L.C., a subsidiary of Viking Energy Group, Inc., from 5Jabor, LLC, Bass Petroleum, L.L.C., Bodel Holdings, LLC, Delbo Holdings, L.L.C., James III Investments, L.L.C., JamSam Energy, LLC, Lake Boeuf Investments, LLC, Oakley Holdings, L.L.C., and Plaquemines Holdings, L.L.C., (the Sellers) for the years ended December 31, 2019 and 2018, and the related notes to the financial statements included in this Current Report on Form 8-K/A.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

April 20, 2020